Exhibit 99.1


                  MDI, Inc. to Acquire Advanced Security Link;
      Acquisition of Video Technology Innovator to Strengthen MDI's Market
          Position as Network-Based Integrated Security Systems Leader

    SAN ANTONIO--(BUSINESS WIRE)--Dec. 9, 2005--MDI, Inc. (NASDAQ:MDII) today announced signing a definitive agreement to acquire privately-held Advanced Security Link ("ASL") of Costa Mesa, California. ASL, a video communication technology pioneer in the field of high-performance video transmission and management, will provide the foundation for MDI's network-based integrated security and surveillance solutions.
    Founded in 1991 by Chief Executive Officer Mitchell Phan, ASL was the first in the industry to accomplish remote video transmission over standard telephone lines. Since its inception, ASL has repeatedly released revolutionizing products in the field of remote video surveillance and digital video recording (DVR) technology primarily based on its ability to deliver consistent high-quality video over low bandwidth network segments. ASL products are installed and successfully operating in over 20,000 sites world-wide, including many large financial institutions.
    "ASL's unique modular component design and open architecture software platform are the perfect match to MDI's product development roadmap and corporate integration strategy," stated J. Collier Sparks, President and CEO of MDI, Inc. "ASL technology adds immediate and significant value to our Government, commercial enterprise, small business and mobile video sales channels through its innovative video delivery technology. ASL's modular architecture will allow MDI to promote its comprehensive security management solutions into focused vertical markets including banking, retail, law enforcement, school districts, convenience stores and municipal governments. It is plain to see that ASL is more than just a network DVR company, they are in effect an open architecture video communication software company. MDI supplies the perfect security platform to capitalize and expand on ASL's technical innovations. This acquisition fulfills the go-forward vision of both companies and we are truly excited to have Mitchell and the entire ASL team joining the MDI family," Mr. Sparks added.
    ASL's flagship product, RemoteWatch(TM) Network Digital Video Recorder (NDVR), was the first completely modular digital video management system in the security industry. This modular architecture allows the product to expand from the most basic entry-level system (for small business applications) to the most feature-rich enterprise video solutions. The ASL product line includes the following vertical market modules:

    -- BankWatch(TM) - Records transactions (video & data) while directly connected to ATM's or Bank Teller Terminals

    -- GuardWatch(TM) - Monitors the staff guarding a business or facility

    -- PointWatch(TM) - Records point-of-sale transactions (video & data) from cash registers with multiple search capabilities from remote locations

    -- RemoteWatch LE(TM) - Digital video and audio recording solutions designed for the specific needs of the Law
        Enforcement Community

    -- CasinoWatch(TM) - high frame rate, full motion video with frame by frame playback and anytime pause that catches and plays back full details at 30 fps

    -- MobileWatch(TM) - real-time, remote video surveillance solutions for the mobile video industry

    -- Video Time & Attendance - Photo time stamp verification of employees clocking in or out of all types of work environments to prevent employee fraud

    -- Audio Recording - Audio addition to video surveillance recordings

    -- Remote Backup - Backup video files to central storage devices such as storage area networks, network attached storage or external hard drives

    --  Voice over IP - Easily send or record audio over the network

    "ASL and MDI share a common product approach, common market vision and a long history of success as pioneers in the security industry," stated Mitchell Phan, Chief Executive Officer and Founder of ASL. "I have complete confidence in MDI's business model and consider this transaction the perfect opportunity to take ASL technology into broad enterprise and commercial markets. This transaction will enable us to market our technical capabilities without limits and is a great opportunity for those who are looking for an integrated video solution, delivered on their wide area network, with the greatest bandwidth flexibility," Mr. Phan added.
    ASL technology will seamlessly integrate with MDI's SAFEnet open architecture platform to provide the ultimate in flexibility, scalability and data-driven security. By combining MDI's experience in securing the nation's most highly classified facilities with ASL's sixteen years of video transmission and management innovation, MDI is able to deliver proven solutions to its clients.
    Under the terms of the agreement, 2,000,000 million shares of MDI common stock will be exchanged for the ASL business assets and technology.
    The acquisition has received all required approvals of each company and is subject to various closing conditions and approvals. The acquisition is expected to close on January 2, 2006.

    About Advanced Security Link

    Founded in 1991, Advanced Security Link (ASL) designs and manufactures technologically advanced video transmission and management systems that allow organizations of all sizes to link, network, and control local and remote Video Surveillance Management while integrating energy, cost and safety controls. ASL provides solutions for a targeted base of clients in key verticals which include Universal Bank, Exxon, Circle K, UPS, Hilton, GTE, U.S Postal Service, U.S. Customs, Walgreens, Hallmark, Amtrak and Arizona State University. For more information on ASL, please visit www.advancedsecuritylink.com.

    About MDI, Inc.

    For over 25 years, MDI (NASDAQ:MDII) has been protecting its clients' people, facilities and assets by manufacturing innovative and dependable integrated security software and hardware solutions that can be comprehensively managed from a centralized point of command and control. The MDI product family currently protects over 8 million alarm points across the globe for many of the world's most recognized organizations including Microsoft, MBNA Worldwide, John Deere, Pepsi, FBI, US Secret Service, Fidelity Investments, Bureau of Engraving & Printing, Southwestern Bell, Department of Defense, IRS, NASA, Disney, Smithsonian Institution and MIT to name a few. For more information on MDI Security Systems including its award-winning SAFEnet, iTRUST, ViewPoint and nTEGRITY product lines, please visit www.mdisecure.com.

    Forward-Looking and Cautionary Statements

    Except for historical information and discussions contained herein, certain statements included in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.

    CONTACT: MDI, Incorporated, San Antonio
             Investor Relations Contact:
             Richard A. Larsen, 210-477-5400
             Richard.Larsen@mdisecure.com
              or
             MDI Security Systems
             Media Contact:
             Michael M. Garcia, 210-477-5400
             Mike.Garcia@mdisecure.com